Exhibit 99.1

For release: January 16, 2014, 6:00 a.m. ET	Contact:	Jack Isselmann, Public Relations
Mark Rittenbaum, Investor Relations

Ph: (503) 684-7000

Greenbrier Announces Major Tank Barge Order

~ Demand driven by domestic energy revolution ~

~ Only West Coast builder to serve market ~

Lake Oswego, Oregon, January 16, 2014 –The Greenbrier Companies, Inc. [NYSE:GBX] announced today that its Gunderson Marine division has received an order from Kirby Offshore Marine to build an articulated ocean-going oil & chemical tank barge, with an option for a second unit, to meet growing demand. The state-of-the-art 578’ tank barge is one of the largest in Gunderson’s marine history, and has a 185,000 barrel carrying capacity. This order, along with awards being finalized, will bring Greenbrier’s current marine backlog to about $70 million. Construction on the Kirby barge will begin in June 2014, with completion scheduled in 2015.

The outlook for transportation of goods by ocean-going barge is strong, and Greenbrier, through Gunderson Marine, is well-positioned to meet new barge demand. Continued strength in North American shale energy markets, coupled with the unique role U.S. coastal waterways play transporting domestic crude oil and other refined products to and from coastal refineries, and an aging fleet of existing barges, are all driving this demand.

Operating from the largest side launch on the west coast, Gunderson is the only shipyard on the west coast with successful experience in building large, articulated tug barges. Gunderson has the capacity to build up to four large articulated tug barge projects of this size per year.

Established in 1919 as a heavy steel fabricator, Gunderson has been a ship and marine barge builder since 1942. It entered the new freight railcar construction market in the early 1960s. Nearly 4,800 vessels have been built by Gunderson, with focus on large ocean-going barges. About 300 such barges have been built by Gunderson in recent years, including deck cargo barges, hopper barges, roll-on/roll-off railcar barges, dump scows, Panamax size vessels and double-hull oil barges. Operations have expanded dramatically over the past decade with substantial investment in facility enhancements and lean manufacturing efficiencies.

Gunderson, through its marine and railcar divisions, currently has about 700 employees, over 150 of which are dedicated to marine. Located on 75 acres along the Willamette River in Portland, Oregon, Gunderson is accessible year-round by ocean-going vessels and two transcontinental railroads, Burlington Northern Santa Fe and Union Pacific.

Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its four manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 35 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 8,300 railcars, and performs management services for approximately 231,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, restructuring plans, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s strategic initiatives and future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “initiatives,” “targets,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “designed to,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies, production of new railcar types, or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K

for the fiscal year ended August 31, 2013, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.